Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

RAMACO RESOURCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to Be Paid	Equity	Class A Common stock, par value $0.01 per share	Rule 457(o)	-	-	-	-
	Equity	Class B Common stock, par value $0.01 per share	Rule 457(o)
	Equity	Preferred Stock, par value $0.01 per share	Rule 457(o)	-	-	-	-
	Equity	Depositary Shares	Rule 457(o)	-	-	-	-
	Debt	Debt Securities	Rule 457(o)	-	-	-	-
	Equity	Warrants	Rule 457(o)	-	-	-	-
	Other	Rights	Rule 457(o)	-	-	-	-
Unallocated (Universal Shelf)			Rule 457(o)	(1)	(2)	$400,000,000(2)	0.00011020	$44,080.00(3)
Fees previously Paid				-	-	-	-	-
	Total Offering Amounts					$400,000,000	0.00011020	$44,080.00(3)
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$44,080.00

(1)	There are being registered hereunder such indeterminate number or amount of Class A common stock, Class B common stock, preferred stock, depositary shares, debt securities, warrants and rights, consisting of some or all of these securities in any combination, as may from time to time be issued by Ramaco Resources, Inc. (the “Registrant”) at indeterminate prices, which together shall have an aggregate initial offering price not to exceed $400,000,000. This registration statement also covers an indeterminate number of securities that may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable antidilution provisions. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate offering price not to exceed $400,000,000, less the aggregate dollar amount of all securities previously issued hereunder.
(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Estimated solely to calculate the registration fee in accordance with Rule 457(o) under the Securities Act. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $400,000,000.